Exhibit 99.1

PENWEST REPORTS FOURTH QUARTER AND YEAR END 2004 FINANCIAL RESULTS

Danbury, CT, February 25, 2005 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced its financial results for the fourth quarter and full year ended December 31, 2004.

Fourth Quarter

Total revenues for the fourth quarter of 2004 were $1.1 million, compared to $1.2 million in revenues in the fourth quarter of 2003. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of Pfizer’s 30 mg generic Procardia XL®.

Net loss for the fourth quarter of 2004 was $6.5 million, or $0.34 per share, compared with a net loss of $7.8 million, or $0.42 per share, in the fourth quarter of 2003.

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2004 were $2.3 million, compared with $2.6 million in the fourth quarter of 2003. The decrease of $257,000, or 10 percent, in the 2004 period is primarily attributable to lower professional fees in 2004 reflecting fees related to a strategic consulting project completed in the fourth quarter of 2003.

Research and product development (R&D) expenses in the fourth quarter of 2004 were $5.6 million, compared with $7.0 million in the fourth quarter of 2003. The decrease of $1.4 million, or 21 percent, is mainly due to costs incurred in the fourth quarter of 2003 related to the development of PW2101, the beta blocker for which Penwest submitted an NDA to the FDA on August 29, 2004.

Robert J. Hennessey, President and Chief Executive Officer of Penwest, said, “Penwest’s business strategy is sound, and we have the right team of people and strong financial resources to continue to execute. In the fourth quarter, Penwest reached significant milestones in the development of two key products. The first was the FDA filing of our 505(b)(2) NDA for PW2101. The second was the Agency’s approval of the protocol for Endo Pharmaceutical’s final pivotal trial of oxymorphone ER, for which enrollment is well underway.

“In 2005, our priorities are to identify a marketing partner and receive an action letter from the FDA for PW2101, and we look forward to Endo completing and releasing the data from the final pivotal trial for oxymorphone ER. At the same time, we plan to aggressively advance the CNS and other product opportunities in our portfolio.”

At December 31, 2004, Penwest had $74.4 million in cash and investments, which includes the net proceeds from a private placement of equity completed in December. This compares with cash and investments of $63.9 million as of December 31, 2003.

Full Year

For the year ended December 31, 2004, Penwest reported total revenues of $5.1 million, compared with $4.7 million for the year ended December 31, 2003, an increase of $430,000, or 9 percent, in 2004. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of Pfizer’s 30 mg generic Procardia XL ®.

Loss from continuing operations and net loss were $23.8 million, or $1.28 per share, in 2004. This compares with a loss from continuing operations of $26.0 million, or $1.56 per share, for 2003. In 2003, the Company reported a net loss of $15.9 million, or $0.96 per share, which included a $9.9 million gain on sale and $177,000 of income, or $0.60 per share, from the Company’s excipient business, which was sold in February 2003.

SG&A expenses in 2004 were $9.5 million compared with $10.4 million in 2003. This year-over-year decrease of $876,000, or 8 percent, was primarily due to decreases in professional fees, largely relating to a strategic consulting project completed in the fourth quarter of 2003, and a decrease in the Company’s share of marketing expenses for oxymorphone ER, a product Penwest is developing jointly with Endo Pharmaceuticals Inc., as the Company discontinued its participation in the funding of this project effective April 17, 2003.

R&D expenses in 2004 were $20.2 million, comparable to R&D expenses of $20.6 million in 2003. The R&D spending mix changed in 2004 compared to 2003 as the Company increased spending on its early stage products and decreased spending on oxymorphone ER, as a result of its election to opt out of funding these costs, as noted above.

Conference Call and Webcast

Mr. Hennessey and Jennifer Good, Penwest’s Chief Financial Officer, will be holding a conference call today at 11:00 am EST to discuss the Company’s financial results for the fourth quarter and full year 2004, and to provide the financial outlook for 2005. The dial-in number for the call is Domestic: (800) 894-5910, International: (785) 424-1052. The conference ID is “Penwest.” The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.

Penwest Pharmaceuticals

Penwest develops pharmaceutical products based on innovative oral drug delivery technologies. The foundation of our technology platform is TIMERx ® , an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. We have also developed two additional oral drug delivery systems, Geminex ® and SyncroDose ™ . Geminex is a dual drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the digestive tract.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; regulatory risks relating to drugs in development such as oxymorphone ER, and PW2101 including the timing and outcome of regulatory approval; the ability to enter into a marketing agreement for PW2101 and other additional collaborations; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or the regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2004, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

Contact:	Jennifer Good	Caroline Gentile/Jim Fingeroth
	Senior Vice President and	Kekst and Company
	Chief Financial Officer	(212) 521-4800
(203) 796-3701
(877) 736-9378

(Table Follows)

Penwest Pharmaceuticals Co.
Consolidated Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2004	2003	2004	2003
Revenues:
Royalties & licensing fees	$1,149	$1,241	$4,882	$4,223
Product sales	—	—	226	455

Total revenues	1,149	1,241	5,108	4,678
Cost of revenues	11	14	104	169

Gross profit	1,138	1,227	5,004	4,509

Operating Expenses:
Selling, general and administrative	2,298	2,555	9,485	10,361
Research and product development	5,591	7,035	20,205	20,590

Total operating expenses	7,889	9,590	29,690	30,951

Operating loss from continuing operations	(6,751)	(8,363)	(24,686)	(26,442)
Investment income, net	261	209	906	442

Loss from continuing operations before Income tax	(6,490)	(8,154)	(23,780)	(26,000)
Income tax expense	—	6	5	6

Loss from continuing operations	(6,490)	(8,160)	(23,785)	(26,006)

Discontinued Operations:
Earnings from discontinued operations, net of tax expense of $26 in 2003	—	—	—	177
Gain on sale of discontinued operations	—	397	—	9,894

Net loss	$(6,490)	$(7,763)	$(23,785)	$(15,935)

Basic and diluted (loss) earnings per common share:
Continuing operations	$(0.34)	$(0.44)	$(1.28)	$(1.56)
Discontinued operations	—	0.02	—	0.60

Net loss	$(0.34)	$(0.42)	$(1.28)	$(0.96)

Weighted average shares of common stock outstanding	19,112	18,339	18,627	16,678

Other Information

	December 31, 2004	December 31, 2003
Cash and investments	$74,370	$63,893

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